UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 19, 2010

CORNERSTONE HEALTHCARE PLUS REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Items 2.01 is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On August 19, 2010, through a wholly-owned subsidiary, we purchased an Inpatient Rehabilitation Facility (“IRF”), Global Rehab Inpatient Rehab Facility (the “Facility”), located in Dallas, TX from The Cirrus Group, a non-related party, for a purchase price of approximately $14.8 million. The acquisition was funded with proceeds raised from our ongoing public offering.

The Facility is approximately 40,000 square feet, with 42 beds, constructed in 2008 and is triple net leased to GlobalRehab, LP (“GlobalRehab”) through February 2024, with two additional five year renewal options.  The Facility is GlobalRehab’s second IRF and currently has approximately 30 physician partner-owners and over 150 physicians on staff actively referring patients.

The Facility is centrally located in Dallas with close proximity to major medical centers.  The primary referral sources are discharges from UT Southwestern Medical Center and Parkland Memorial Hospital.  Both are large hospitals in the Dallas medical center, approximately 2.5 miles southeast of the Facility. In addition, several other hospitals in the medical center that have their own are active referral sources for the Facility due to either capacity or physician preference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired. Audited financial statements for GlobalRehab, LP will be filed by amendment to this Form 8-K no later than November 2, 2010.

(b)	Pro forma financial information. Unaudited pro forma financial information will be filed by amendment to this Form 8-K no later than November 2, 2010.

(d)	Exhibits.

10.1	Purchase and Sale Agreement, by and between Global Rehab Dallas, LP, a Delaware limited partnership and GR IRF I, LP, a Texas limited partnership, dated July 19, 2010

10.2	First Amendment to Purchase and Sale Agreement, by and between Global Rehab Dallas, LP, a Delaware limited partnership and GR IRF I, LP, a Texas limited partnership, dated July 19, 2010

10.3	Second Amendment to Purchase and Sale Agreement, by and between Global Rehab Dallas, LP, a Delaware limited partnership and GR IRF I, LP, a Texas limited partnership, dated August 17, 2010

99.1	Press Release dated August 25, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE HEALTHCARE PLUS REIT, INC.

Dated: August 25, 2010	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer